PROSPECTUS SUPPLEMENT NO. 8 (to Prospectus dated January 29, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-209009

MRI Interventions, Inc.

29,356,679 Shares of Common Stock

This prospectus supplement relates to the prospectus dated January 29, 2016, as supplemented by prospectus supplement no. 1 dated March 22, 2016, prospectus supplement no. 2 dated March 25, 2016, prospectus supplement no. 3 dated April 4, 2016, prospectus supplement no. 4 dated April 25, 2016, prospectus supplement no. 5 dated May 6, 2016, prospectus supplement no. 6 dated June 6, 2016, and prospectus supplement no. 7 dated June 9, 2016, which permits the resale of up to 16,309,270 outstanding shares of our common stock, and 13,047,409 shares of our common stock issuable upon the exercise of outstanding warrants, by the selling securityholders identified in the prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants, if and when the warrants are exercised for cash by the securityholders.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2016 (the “8-K”). Accordingly, we have attached the 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Our common stock is traded in the over-the-counter market and is quoted on the OTCQB Marketplace and the OTC Bulletin Board under the symbol MRIC. On June 30, 2016, the last reported sale price of our common stock was $0.23 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.  Investing in our common stock involves risk. See “Risk Factors” beginning on page 6 of the prospectus, as amended and supplemented by the “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is included in prospectus supplement no. 2, to read about factors you should consider before buying shares of our common stock.

_______________________

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2016.

_______________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016 (June 30, 2016)

MRI INTERVENTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54575	58-2394628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Musick Irvine, CA		92618 (Zip Code)
(Address of principal executive offices)

(949) 900-6833

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

On June 30, 2016, MRI Interventions, Inc. (the “Company”) entered into amendments (each an “Omnibus Amendment”) with respect to (i) two of the Company’s 12% Second-Priority Secured Non-Convertible Promissory Notes Due 2019 (“2019 Notes”) having an aggregate principal balance of $3,000,000, and (ii) two common stock warrants issued by the Company in connection with the 2019 Notes (“2019 Warrants”) entitling the holders to purchase up to an aggregate of 900,000 shares of the Company’s common stock.

Pursuant to the Omnibus Amendments, the Company and the two holders of the affected 2019 Notes and 2019 Warrants agreed that, in the event the Company closes a Qualified Public Offering (as that term is defined in the Omnibus Amendments):

•	one-half of the aggregate principal balance of the affected 2019 Notes, or $1,500,000, plus all unpaid accrued interest on that amount, will automatically convert into the security offered by the Company in the Qualified Public Offering, based on the public offering price of that security in the Qualified Public Offering; and

•	the exercise price for one-half of the aggregate number of shares of common stock that may be purchased upon exercise of the affected 2019 Warrants, or 450,000 shares, will be reduced to equal the greater of (i) the public offering price of the security offered by the Company in the Qualified Public Offering, or (ii) if the security offered by the Company in the Qualified Public Offering is or includes convertible stock or common stock warrants, the highest price per whole share for which the Company’s common stock is issuable upon conversion of such convertible stock or upon exercise of such common stock warrants.

On June 30, 2016, the Company also entered into an amendment with Brainlab AG (the “Brainlab Omnibus Amendment”) as holder of the Company’s (i) Second Amended and Restated Secured Note Due 2018 having a principal balance of $2,000,000 (the “Brainlab Note”) and (ii) the Series A Warrant to Purchase Common Stock issued by the Company in connection with the Brainlab Note entitling Brainlab AG to purchase up to 1,398,288 shares of the Company’s common stock (the “Brainlab Warrant”).

Pursuant to the Brainlab Omnibus Amendment, the Company and Brainlab AG agreed that, in the event the Company closes a Qualified Public Offering (as that term is defined in the Brainlab Omnibus Amendments):

•	$500,000 of the principal balance plus all unpaid accrued interest on that amount will automatically convert into the security offered by the Company in the Qualified Public Offering, based on the public offering price of that security in the Qualified Public Offering; and

•	the exercise price for 1,398,288 shares of common stock that may be purchased upon exercise of the Brainlab Warrant will be reduced to equal the greater of (i) the public offering price of the security offered by the Company in the Qualified Public Offering, or (ii) if the security offered by the Company in the Qualified Public Offering is or includes convertible stock or common stock warrants, the highest price per whole share for which the Company’s common stock is issuable upon conversion of such convertible stock or upon exercise of such common stock warrants.

The foregoing descriptions of the Omnibus Amendments and the Brainlab Omnibus Amendment are only summaries and are qualified in their entirety by the full text of the Omnibus Amendments and the Brainlab Omnibus Amendment, the forms of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The special meeting of the stockholders of the Company was held on June 30, 2016 at the offices of Bass, Berry & Sims PLC, 100 Peabody Place, Suite 1300, Memphis, Tennessee 38103 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders considered and voted on the following proposals: (i) to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-15, 1-for-20, 1-for-25, 1-for-30, 1-for-35 or 1-for-40, with the specific ratio and effective time of the reverse stock split to be determined by the Company’s Board of Directors (Proposal 1); and (ii) to approve one or more adjournments to the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1 (Proposal 2).

The number of shares of common stock entitled to vote at the Special Meeting was 95,914,044. The number of shares of common stock present or represented by valid proxy at the Special Meeting was 67,285,327. All matters submitted to a binding vote of stockholders at the Special Meeting were approved. The number of votes cast for and against, and the number of abstentions and broker non-votes with respect to the matters voted upon at the Special Meeting, are set forth below:

1.       Reverse Stock Split

For	Against	Abstain	Broker Non-Votes
56,860,396	10,141,414	283,517	—

2.       Adjournment of the Special Meeting

For	Against	Abstain	Broker Non-Votes
56,813,498	9,948,592	523,237	—

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index immediately following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRI INTERVENTIONS, INC.

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer

Date: July 1, 2016

EXHIBIT INDEX
Exhibit No.	Description
10.1	Form of Omnibus Amendment dated June 30, 2016 by and among MRI Interventions, Inc., and certain holders of the Company’s 12% Second-Priority Secured Non-Convertible Promissory Notes Due 2019
10.2	Form of Omnibus Amendment dated June 30, 2016 to Second Amended and Restated Secured Note Due 2018, between MRI Interventions, Inc. and Brainlab AG